Exhibit 99.1
CAMDEN PROPERTY TRUST ANNOUNCES
CLOSING OF COMMON SHARE OFFERING
     Houston, TEXAS (May 11, 2009) — Camden Property Trust (NYSE: CPT) today announced the closing of a public offering of 10,350,000 common shares at a price of $27.50 per share, which includes 1,350,000 shares issued as a result of the underwriters’ exercise of their over-allotment option in full at the closing. The company received approximately $272.3 million in net proceeds from the offering after deducting the underwriting discount and estimated expenses of the offering. Merrill Lynch & Co. and J.P. Morgan acted as joint book-running managers for the offering.
     A copy of the final prospectus supplement and prospectus relating to these securities may be obtained, when available, by contacting Merrill Lynch & Co., Attention: Prospectus Department, 4 World Financial Center, New York, New York 10080; or J.P. Morgan, Attention: Prospectus Library, 4 Chase Metrotech Center, CS Level, Brooklyn, New York 11245.
     This press release shall not constitute an offer to sell or a solicitation of an offer to buy nor shall there be any sale of these securities in any state or other jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any state or other jurisdiction.
     In addition to historical information, this press release contains forward-looking statements under the federal securities law. These statements are based on current expectations, estimates and projections about the industry and markets in which Camden operates, management’s beliefs, and assumptions made by management. Forward-looking statements are not guarantees of future performance and involve certain risks and uncertainties which are difficult to predict.
     Camden Property Trust, an S&P 400 Company, is a real estate company engaged in the ownership, development, acquisition, management and disposition of multifamily apartment communities. Camden owns interests in and operates 182 properties containing 63,269 apartment homes across the United States. Upon completion of four properties under development, the Company’s portfolio will increase to 64,329 apartment homes in 186 properties. Camden was recently named by FORTUNE® Magazine for the second consecutive year as one of the “100 Best Companies to Work For” in America.